Exhibit 99.1

Optinose Reports Third Quarter 2020 Financial Results
and Recent Operational Highlights

Company reports third quarter 2020 XHANCE net revenue of $15.4 million

New prescriptions of XHANCE increased 23% from second quarter 2020

Conference call and webcast to be held today at 8:00 a.m. Eastern Time

YARDLEY, Pa., Nov. 5, 2020 Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today reported financial results for the three and nine months ended September 30, 2020, and provided operational updates.

“New and total prescriptions for XHANCE reached an all-time quarterly high in the third quarter of 2020. We are pleased with this achievement after experiencing a challenging environment in the second quarter 2020 due to significant pandemic-related declines in patient volume in ENT and Allergy offices,” stated CEO Peter Miller. “As a result of increased demand and improvement in net revenue per prescription, XHANCE net revenues were $15.4 million. By exceeding the third quarter 2020 net revenue threshold specified in our debt facility, we open up the option to draw an additional $20 million to add to our cash position, which would extend our cash runway and further enable us to focus on growth. Finally, we are excited by recent events that we believe meaningfully support XHANCE growth potential as we progress into 2021. These include both our co-promotion with kaléo, which first hit the field in October and grows our sales reach and frequency, and the new publication by Brent Senior, M.D., Professor of Otolaryngology and Vice Chair of Academics and Outreach at the University of North Carolina, and others that describes the value of XHANCE in the population of patients who are still symptomatic on conventional nasal steroids.”

Third Quarter 2020 and Recent Highlights

Total and New XHANCE Prescriptions
The number of XHANCE® (fluticasone propionate) prescriptions increased by 61% from 43,000 in the third quarter of 2019 to 69,000 in the third quarter of 2020.

The number of new prescriptions for XHANCE increased by 23% from 18,700 in the second quarter of 2020 to 23,000 in the third quarter of 2020.

Kaléo Co-Promotion Agreement
In July the Company announced the signing of an agreement with kaléo, a pharmaceutical company dedicated to building innovative solutions for serious and life-threatening medical conditions, to co-promote XHANCE. Under the terms of the agreement, kaléo initiated promotion of XHANCE to an agreed-upon audience of office-based healthcare professionals on October 1st. The audience includes nearly 6,000 prescribers, about half of whom are outside of the current Optinose called-on universe of approximately 10,000 healthcare professionals.

Peer-Reviewed Scientific Journal Publications
In September the Company announced the publication of a peer-reviewed paper titled, “Efficacy of the exhalation delivery system with fluticasone (EDS-FLU) in patients who remain symptomatic on standard nasal steroid sprays”1 in the International Forum of Allergy & Rhinology, the journal of the American Rhinologic Society. EDS-FLU is U.S. Food and Drug Administration (FDA) approved for the treatment of nasal polyps in patients 18 years of age or older and is marketed under the trade name XHANCE for the up to 1 in 3 patients whose chronic rhinosinusitis is complicated by nasal polyps.

OPN-019
In June, the Company announced the initiation of development of a new product candidate, OPN-019. OPN-019 will combine the Company’s proprietary nasal Exhalation Delivery System (EDS) with an antiseptic that has been shown in third party in vitro studies to kill the virus that causes COVID-19.

The Company has performed in vitro testing against SARS-CoV-2 with a candidate antiseptic formulation in which a 4-log reduction (a 99.99% reduction) in virus count was produced. In addition, the Company is performing tests against other pathogens and expects results in November.

Because components of the drug-device combination product candidate, including both the active drug and delivery device, are currently commercially available in the U.S., the Company anticipates streamlined and accelerated development. Subsequent to a pre-Investigational New Drug (IND) submission the Company is engaged with FDA regarding an IND and clinical development pathway.

The Company is focused on supporting the initial stages of development within its current operating expense guidance and intends to seek grants, partnerships, and/or other sources of capital to fund future development.

Third Quarter 2020 Financial Results

Net product revenues
The Company generated $15.4 million and $32.8 million in net product revenues from sales of XHANCE during the three and nine months ended September 30, 2020, respectively.

Costs and expenses and net loss
For the three and nine months ended September 30, 2020, research and development expenses were $6.5 million and $16.9 million, respectively and selling, general and administrative expenses were $24.6 million and $77.3 million, respectively. The net loss for the three and nine months ended September 30, 2020 was $21.2 million, or $0.43 per share (basic and diluted) and $75.9 million, or $1.62 per share (basic and diluted), respectively.

Cash and cash equivalents
The Company had cash and cash equivalents of $143.1 million as of September 30, 2020.

Corporate Guidance

Operating expenses
The Company expects total GAAP operating expenses (selling, general & administrative expenses and research & development expenses) for 2020 to be in the range of $127 - $132 million, of which the Company expects stock-based compensation to be approximately $10 million. Previously the Company expected total GAAP operating expenses (selling, general & administrative expenses and research & development expenses) for 2020 to be in the range of $131 - $136 million, of which stock-based compensation was expected to be approximately $11 million.

Chronic sinusitis clinical trials
The Company expects top-line results from both of its clinical trials evaluating XHANCE as a potential treatment for Chronic Sinusitis in the second half of 2021.

Cash and cash equivalents
The Company expects to draw $20 million of cash from its debt facility by early 2021, subject to continuing to meet eligibility requirements.

Company to Host Conference Call

Members of the Company’s leadership team will host a conference call and presentation to discuss financial results and corporate updates beginning at 8:00 a.m. Eastern Time today.

To participate on the conference call, please dial (866) 916-4761 from the U.S. or +1 (409) 216-6496 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until November 12,

2020 by dialing (855) 859-2056 from the U.S. or +1 (404) 537-3406 from outside the U.S. and entering conference ID #4167801. A simultaneous webcast of the call and presentation can be accessed by visiting the Investors section of Optinose’s website at www.optinose.com. In addition, a replay of the webcast will be available on the Company website for 60 days following the event.

Investor Conferences

Chief Executive Officer Peter Miller will present at the Jefferies Virtual London Healthcare Conference on November 18, 2020, at 9:05 a.m. ET. Additionally, Mr. Miller will present at the 32nd Annual Piper Sandler Healthcare Conference on November 23, 2020, at 10:00 a.m. ET.

A live webcast will be available for each conference in the Investors section of the Optinose website. A replay will be available for 60 days following the conclusion of each event.

OptiNose, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Net product revenues	$15,436	$8,667	$32,770	$19,320
Licensing revenues	—	3,730	—	4,230
Total revenues	15,436	12,397	32,770	23,550
Costs and expenses:
Cost of product sales	2,221	1,389	5,276	3,216
Research and development	6,524	5,547	16,930	15,404
Selling, general and administrative	24,575	25,270	77,332	77,610
Total costs and expenses	33,320	32,206	99,538	96,230
Loss from operations	(17,884)	(19,809)	(66,768)	(72,680)
Other expense	3,330	8,999	9,154	12,378
Net loss	$(21,214)	$(28,808)	$(75,922)	$(85,058)
Net loss per share of common stock, basic and diluted	$(0.43)	$(0.69)	$(1.62)	$(2.06)
Weighted average common shares outstanding, basic and diluted	48,907,514	41,454,181	46,914,561	41,341,570

OptiNose, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2020	2019
	(unaudited)
Cash and cash equivalents	$143,134	$147,144
Other assets	37,890	25,506
Total assets	$181,024	$172,650

Total current liabilities	$43,350	$36,139
Long-term debt, net	105,013	74,531
Other liabilities	4,978	397
Total stockholders' equity	27,683	61,583
Total liabilities and stockholders' equity	$181,024	$172,650

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. Optinose has offices in the U.S. and Norway. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the impact of, our plans regarding and the uncertainty caused by the COVID-19 pandemic; the potential for continued XHANCE growth; the potential benefits of kaléo promotional activities; the potential benefits of the publication of the peer-reviewed paper titled, “Efficacy of the exhalation delivery system with fluticasone (EDS-FLU) in patients who remain symptomatic on standard nasal steroid sprays” in the International Forum of Allergy & Rhinology; the potential benefits of our OPN-019 product candidate; our expectation to have additional OPN-019 in vitro testing data in November 2020; our development and funding plans and expectations for OPN-019; our expectation that we will draw an additional $20.0 million under the Pharmakon Note Purchase Agreement before February 15, 2021, subject to continuing to meet the eligibility requirements at the time of the draw; our plans to seek approval for a follow-on indication for XHANCE for the treatment of chronic sinusitis and the expectation of top-line results from both of our chronic sinusitis trials in second half 2021; projected Company GAAP operating expenses and stock-based compensation for 2020; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives; and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the extent and duration of the COVID-19 pandemic and its impact on the Company’s business, results of operations and financial condition; physician and patient acceptance of XHANCE; the Company’s ability to maintain adequate third-party reimbursement for XHANCE (market access); market opportunities for XHANCE may be smaller than expected; the effectiveness of kaléo’s sales representatives in promoting XHANCE; risks, uncertainties and delays relating to product development, the initiation, enrollment, completion and results of clinical trials and the regulatory approval process; risks that results seen in preclinical studies may not be replicated in humans; intense competition for vaccines and other therapies for COVID-19; the Company’s ability to grow XHANCE prescriptions and net revenues; unanticipated costs and expenses; the Company's ability to meet the continued eligibility requirements to draw the additional $20 million under the Pharmakon Note Purchase Agreement and otherwise comply with the covenants and other terms of the note purchase agreement; risks and uncertainties relating to intellectual property; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in the Company’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

References
1 - Senior BA, Schlosser RJ, Bosso J, Soler ZM. Efficacy of the exhalation delivery system with fluticasone in patients who remain symptomatic on standard nasal steroid sprays. Int Forum Allergy Rhinol. 2020 Sept 24. doi: 10.1002/alr.22693. [Epub ahead of print]

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531

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